Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission and in the Amendment No. 2 to the Form AC Application for Conversion filed with the Board of Governors of the Federal Reserve System of our report dated February 10, 2012 on the consolidated balance sheets of Georgetown Bancorp, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity accounts and cash flows for the years then ended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement and the Application for Conversion.

/s/SHATSWELL, MacLEOD & COMPANY, P.C.
SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

May 4, 2012